APPENDIX E

            DELIVERY ORDER AND TASK ORDER ADDENDUM TO THE SUBCONTRACT

                                     BETWEEN
                                UNITED HEALTHCARE
                                       AND
                          NATIONAL RESEARCH CORPORATION


   This Addendum to the Subcontract Between United HealthCare (UHC) and National Research Corporation is effective 11/14/97, and is as follows:

   1.   The attached document is hereby incorporated into the Agreement:

             a. Delivery Order No. 0011 - Order for Supplied or Services issued by the Department of Defense to UHC on 12-19-97

             b.   Task Order No. 0011 issued by United HealthCare

    UNITED HEALTHCARE        NATIONAL RESEARCH CORPORATION

    By  /s/                  By  /s/ Patrick E. Beans

    Title  Vice President    Title  Vice President, Chief Financial Officer

    Date  12-19-97           Date  12-23-97

                                D/SIDDOMS Lot III
                         Contact Number DASW01-95-D-0029
                           Delivery Order Number 0011
                          Customer Satisfaction Survey

   I.   Introduction

        United HealthCare's technical approach will meet the requirements and objectives of the Customer Satisfaction Survey project as defined by the Department of Defense (DoD). We will conduct an Outpatient Satisfaction Survey on pre-selected bedded MTFs and freestanding clinics in Europe and the United States, including Alaska and Hawaii. The list of participating facilities and clinics will be provided to United HealthCare by Health Affairs. The scope of work amounts to approximately * MTFs and * clinics in the United States and Europe combined. The specifics of our approach to the outpatient satisfaction surveys are outlined below.

        - We will design and mail a survey to a sample of patients seen in the previous month and investigate satisfaction with specific patient visits. Respondents will reply directly to United HealthCare. We will process the reply forms and prepare one-page reports for each medical treatment facility and aggregate the reports for higher headquarters levels: Service Intermediate Commands, Regional Lead Agents, Surgeon General sand Health Affairs. Fundamental unit of analysis is the individual clinic, which delivered the care.

        - The sample will be restricted to those beneficiaries who actually used the direct care system, specifically those who received care at MTFs within the last 30 days. The survey will focus on satisfaction with the services received. Survey results will be reported on a monthly basis. This survey will replace most of the ad hoc satisfaction surveys currently being done locally at MTFs.

        - We will prepare a one-page standardized report on customer satisfaction for each clinic aggregated to the individual MTF, Intermediate Command, Service Surgeon General (SG), Lead Agent
             (LA) and OSD Health Affairs (HA) levels. Emphasis will be placed on continued improvement to streamline procedures so processing is achieved with a minimum impact on MTF routines within prescribed schedules.

        - We will provide data comparing military satisfaction with civilian benchmark measures. Intermediate Commands are defined as Army Regional Medical Commands (RMCs), Navy Health Services Support Organizations (HSOs) and Air Force Major Commands (MAJCOMs).

   --------------------
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

   II.  Analysis Approach for Specific Tasks

        The following tasks pertain to the project.

   A.   Task 1 -- Review sample methodology

   We will review the sample methodology based on results of TASK TWO mailing. Survey population includes patients seen at all clinics at U.S> and European MTFs and freestanding outpatient facilities with more than * monthly patient visits (approximately * clinics). A+/-*% margin of sampling error at each clinic is the desired margin of error; however, the sample size may vary depending on funds available. The maximum survey mailings anticipated each month are * in the United States (based on Task Two results) and * in Europe; anticipated response rate is approximately *%. This amounts to approximately * completed surveys per * clinics or approx. * completed surveys each month.

   Health Affairs will provide United HealthCare with a spreadsheet listing all participating MTFs and their respective clinics by number of monthly outpatients visits, DMIS, MEPRS, CHCS & ADS code listings.

   B.   Task 2 -- Review individual reports

   We will review the one-page, graphical, individual clinic report format. Individual clinic reports must be aggregated for higher levels of management: Health Affairs (HA), Service Surgeons General (SGs) and Lead Agents (LA), Intermediate Commands and MTF Commanders, and include copies of subordinate reports as detailed in the attachment. Reports will indicate name of facility/clinic being surveyed and the sample size. The reports will trend the facility/clinic against (1) itself; (2) other clinics within the same MTF; (3) overall MHS wide averages, and
   (4) civilian Health Maintenance Organizations (HMOs) benchmarks. The reports will present scores from individual questions, composite scale scores and overall satisfaction ratings.

   We will prepare an Excel spreadsheet, which includes tabular data for all levels of reports. This file will be sent with routine report package to all levels.

   ________________________
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.


   C.   Task 3 -- Review electronic report submission

   We will research and develop methods to record and transmit reports and supporting spreadsheets electronically using the Health Affairs Web site or other secure transmission methods. The purpose of this exercise is to evaluate the feasibility and benefits of distributing the final reports via electronic means in place of the current paper report formats. A proposal outlining the results of the assessment as well as a description of required tasks/costs for implementing the changes will be presented to Health Affairs for review. Upon review, if electronic distribution of reports is deemed more cost effective and efficient, actual implementation of changes and steps to replace hard copy mailings will be further tasked under separate technical proposal.

   D.   Task 4 -- Develop electronic summary report

   Based on the outcome of Task 3, we will work with Health Affairs to design an electronic summary report for the Web site. The report format will be finalized and submitted electronically to Health Affairs for review and approval.

   E.   Task 5 -- Review the procedures guide

   We will review the Customer Satisfaction Survey Data Extraction Procedures Guide when necessary to document current guidance and extract/transfer software if changes are made during this period. If changes are made, we will redistribute the guide via postal mail, fax or e-mail (where possible) to information systems officers and by postal mail to MTF Commanders and Health Affairs. An updated contact list of information system officers with correct postal and e-mail addresses, commercial phone numbers and fax numbers will be provided to United HealthCare by Health Affairs.

   A separate procedures guide will be provided to information systems officers at MTFs located outside the continental United States (OCONUS):
   We will distribute the guide via fax or e-mail (where possible) to the appropriate information systems officers. A contact list of information system officers at each European MTFs will be provided by Health Affairs. List must contain most current postal and e-mail addresses, commercial phone numbers and fax numbers.

   F.   Task 6 -- Review the process of transferring MTF data

   We will review the patient data fields and means of data transfer from the MTFs to the Ft. Detrick mainframe and continue to offer improvement suggestions. Expansion of survey to branch/satellite clinics will be as directed by the task manager to ensure budget is not exceeded. Cut off for MTFs to respond is *.

   Data that the MTFs must forward to United HealthCare via Ft. Detrick will include, at a minimum, Initial Entry Number or IEN (sequential appointment number), patient social security number (encrypted if preferred), patient name (first, middle initial, last name), patient address (apartment # if any, street address, city, state, zip code), sponsor name (last, first, middle initial) if patient is a minor, sponsor address (if different from patient address), sponsor social security number, patient's date of birth, gender, rank, Family Member Prefix (beneficiary category), name of MTF, name of clinic, branch of MTF (Army, Navy, Air Force), region number or lead agent (1-13), name of clinic, MEPRS code, name of provider (first, middle initial, last), type of provider (physician, nurse practitioner, etc.), date of visit (ambulatory visit with past 30 days), and type of visit (acute, chronic, routine).

   ------------------
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

   G.   Task 7 -- CHCS/ADS data merge

   In order to perform a statistically sound analysis, it is necessary that data from both the Composite Health Care System (CHCS) and the Ambulatory Data System (ADS) be combined to provide a data pool from which a random sample can be drawn. CHCS and ADS data will be sent from each participating MTF to Ft. Detrick separately.

   Customer Service Division (CSD), Corporate Executive Information Systems
   (CEIS) will match and merge Composite Health Care System (CHCS) data (as the initial primary data source) with data from the Ambulatory Data System
   (ADS). The CHCS and ADS data will be separately available monthly at the Ft. Detrick computer system. This data will be merged into one file on the Fort Detrick mainframe. The basis of the match will be DMIS ID CODE and Initial Entry Number (IEN). In addition to combining the CHCS and ADS data, CSD will remove specified clinics and individuals from the sampling frame. For example, CSD will run a program to select only the MTFs (using DMIS ID number) and clinics (using MEPRS code) that were pre-identified for participating in this study. CSD will also run a program to eliminate all mental health and substance abuse patient visits and to eliminate records of patients 17 years or younger who visited an OB/GYN clinic. Further, CSD will, under the Medical Command's direction, store and transmit the final data set to an agreed upon medium and provide any further analysis of the collected data.

   Directorate of Information Management (DOIM), Fort Detrick will provide data storage and processing space on the main frame computer and will assist in problems that may arise pertaining to usage of the mainframe.

   CHCS data (as the primary data source) will be supplemented whenever possible by data from the Ambulatory Data System (ADS) according to one of three scenarios. Again, the link is the DMIS ID-IEN combination.

        1) Both CHCS data and ADS data on the same appointment exist - When CSD merges CHCS and ADS data sets, patient records will be updated to reflect name of provider patient actually saw and whether patient kept the appointment. This will ensure that the survey questionnaire correctly identifies the person who provided the care and that the patient kept his/her appointment.

        2) CHCS data exists but there is no corresponding ADS data - This will occur frequently until ADS is deployed throughout the MHS. UCH will use CHCS data for sampling and mailing.

        3) CHCS data does not exist but ADS data does - This will occur infrequently, most likely for "walk-in" visits which were not properly input after the fact into CHCS. UHC will sample from ADS data only when it is sufficiently complete; otherwise we will ignore the ADS data.

   When ADS is fully deployed, CHCS information will become the secondary data collection system in the operation of the Customer Satisfaction Survey.

   H.   Task 8 -- Pull random sample

   From this universe of patients, we will conduct a random ] of patient data and generate a list of patients who will ultimately receive the questionnaire. The basis of the larger universe is *% of the original patient data (appointment data with *). A magnetic tape (CD ROM) containing the sampled data will be transferred via overnight delivery from Ft. Detrick to United HealthCare. When patient information is available, the contractor will identify and eliminate patients who have been surveyed in the prior month.

   I.   Task 9 -- Reproduce customized surveys

   We will reproduce the customized cover letter sand questionnaires including name of the MTF, name of the clinic, date of patient's visit and provider's name. In order to maximize customer response, all patient identifying data will be included on a cover letter/tear sheet from the Assistant Secretary of Defense (Health Affairs) and appropriate Service Surgeon General and not on the questionnaire. We will comply with all provisions of the Privacy Act in designing, mailing and processing patient questionnaires. Number of surveys mailed (and resulting margin of sampling error) will be closely coordinated with the Task Manager so that budget ceiling is not exceeded.

   J.   Task 10 -- Mail surveys in United States

   * We will use first class mail insuring that maximum U.S. Postal Service discounts are obtained via appropriate sorting, bundling and bar coding.

   - Prior to "System of Record Notice" Processing as directed by Task Manager, we will purge all patient and provider identifying data from our records (including social security numbers, provider names, patient and sponsor names and street addresses, and IENs) *. We will not maintain database which tracks if patients have or have not responded to a questionnaire. We will purge all provider specific identification from the data file at the same time the patient identifiers are purged. We also will not maintain a response database that includes provider identification.

   - After "System of Record Notice" process is complete, as notified by the Task Manager, we will maintain a temporary data file to indicate if a patient has received or responded to a questionnaire for the purposes of determining if a * is necessary and to identify individuals who should be eliminated from subsequent month's sample. We will purge all patient-specific data *. We will retain provider name, rank and specialty information in the response database.

   ------------------------
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

   K.   Task 11 -- Process completed surveys and maintain data

   We will input answers from the completed surveys into a data file after they are returned within the designated response period. We will be prepared to maintain at least five years of raw patient response data (excluding written comments data) in standard format (such as DBF); paper survey form responses will be destroyed after information has been entered into the computer and quality checks are complete (no more than 10 days after data is entered).

   L.   Task 12 -- Forward written comments to MTFs

   We will forward written comments directly to MTFs by detaching patient comments found on separate sheets of paper and will not retain any forms of these comments. No analysis of comments is required. Questionnaires will include a statement informing the respondent that the written comments will be forwarded to the Commanding Officer of the MTF that provided the care. Those written comments made by individuals where the appropriate MTF cannot be identified will be forwarded to the Task Manager.

   M.   Task 13 -- Generate and mail paper reports

   We will generate paper reports based on * of appointment data and mail reports directly to MTF Commanders or other designated individual in each MTF. For example, in *, we will report on * U.S. appointment data. For European survey efforts, in *, we will report on * appointment data. Reports for U.S. MTFs will show trending information and include appropriate comparisons/benchmarks with civilian Health Maintenance Organizations. Reports for European MTFs will show trending information and only include comparisons against MHS averages. The "rolling" * averages are required to maintain statistical significance. We will implement actions, to include added clinics or MTFs and/or specific increased mailings, to boost response rates that consistently lag below*%.

   _____________________
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separate;y with the SEC pursuant to Rule 24b-2.

   We will prepare paper reports aggregating the MTFs under their jurisdictions to Intermediate Commands, Lead Agents, Service Surgeons General and OSD Health Affairs, see attachment which details reports to be sent to each activity.

   N.   Task 14 -- Generate and mail electronic reports

   We will provide a spreadsheet file monthly with response rate information to the Task Manager 5 days after survey response cut off date. File to include military Service, Region, Intermediate Command, DMIS ID, MTF name, clinic name and MEPRS code, appointment month and year, number of surveys mailed, number surveys that were undeliverable, number of surveys received, and response rate percentage.

   We will provide a spreadsheet file monthly to Health Affairs and the Service Surgeons General with MTF level response distribution for each question.

   We will forward an Excel format diskette or CD ROM (depending on size of files) to OSD Health Affairs along with quarterly raw response date (DBF format) and reports which includes tabular data (including referenced benchmark numbers) contained on all reports. We will also forward raw response data for that quarter in Excel format on diskette to the MTF Commander. No raw data files will include provider names or specialties until "System of Record Notice" is processed, as notified by the Task Manager. Once approval is issued, provider information will be included only on the MTF data files and the central contractor data files. These files and diskettes will be marked "Sensitive - For Official Use Only", and be protected in accordance with the Privacy Act.

   O.   Task 15 -- Research/Implementation of expansion to European MTFs

   MTFs located in Europe will be included in the survey efforts post a three-month development period. The number of MTFs outside the United States is estimated at *, with a total of approximately * clinics. Scope may include approximately 10 European nations. Due to unique differences in the processes for these MTFs, they will be processed separately and an additional 30 days may be added to the scheduled delivery. Reports will trend the clinic against itself and other clinics in that MTF, as well as against overall European Region and overall MHS comparisons.

   During the development period, we will investigate the system capabilities and assess the technical processes for transferring data from the European MTFs to Ft. Detrick. We will compare the data formats required for European MTF systems to the US files in order to develop a separate procedures guide for these European MTFs. We will select at least two MTFs to test the data transfer process prior to distribution of the procedures guide.

   Health Affairs will provide United HealthCare with a final list of all participating Region 13 clinics that meet the survey criteria (clinics with * or more outpatient visits per month), as well as contact names and phone numbers/e-mail addresses for each of the CHCS/ADS system site representatives at each MTF.

   ____________________
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.


   During the development period, we will test and finalize the process for distributing surveys to sample members in Europe. Health Affairs will designate a European MTF to serve as the centralized distribution point for mailing the surveys to sample members. Health Affairs will provide names, phone/fax number and e-mail addresses of designated contacts in the European MTF. Surveys for European mailing will be printed, sorted, placed in envelopes, and boxed in the United States. Box of ready-to-mail surveys (minus postage, which is to be provided by the government) will be shipped to designated contact(s) at European MTF. Contact(s) will mail surveys to European sample and collect returned surveys. Box of completed surveys will be shipped to subcontractor in the United States. During this time, we will also investigate other options for mailing and distribution the surveys along with associated postal costs. This exercise includes an assessment of using "business reply" type envelopes in Europe to increase number of returned surveys.

   Actual implementation of survey efforts in Europe will become operational upon completion of the development/testing period.

   P.   Task 16 -- Research of expansion to Latin America and Asia

   We will investigate and test procedure options to incorporate all remaining MTFs in Latin America and Asia, which meet the survey criteria (clinics with * or more outpatient visits per month). Health Affairs will provide United HealthCare with a final list of all participating MTFs and clinics in Latin American and Asia, as well as contact names and phone numbers/.e-mail addresses for each of the CHCS/ADS system site representatives at each MTF.

   Q.   Task 17 -- Provide benchmark data

   Annually, the contractor shall make available to the Intermediate Commands, Lead Agents, Surgeons General and Health Affairs CD-ROM copies of the benchmark data set.

   R.   Task 18 -- Provide operational items

   We will provide labor, postage, processing and computing, and work facilities for mailing efforts to MTFs within the United States.

   ------------------------
         * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.


   III. Period of Performance

   The Period of Performance for this delivery order is from 13 Nov 97 (per verbal approval to proceed) to 31 Jan 99 -- * survey "cycles" to be executed throughout the contact period for US survey efforts. * survey "cycles" to be executed throughout the contract period for European survey efforts. A cycle begins with the last day of an appointment month (=A).
   A cycle is defined as monitoring and facilitating the transfer of CHCS and


        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

   ADS data from MTFs to the Ft. Detrick mainframe (A-* days), combining the CHCS and ADS data and drawing the random sample (A + *), mailing questionnaires to patients A + *), receiving completed surveys back from patients (A + *), and preparing and distributing the various reports (A + *).

   IV.  Schedule and Deliveries

   The following table details estimated completion of tasks and deliverables. Due dates are stated in terms of work days.

   Deliverable                                 # of copies         Due Date

   Draft OCONUS Procedures Guide                2 ea for all        *
   Final OCONUS Procedures Guide                2 ea for all        *
   Webpage (electronic) Summary Report          1 for HA            *
   Monthly Survey Reports (See Attached)        See attachment See Attachment

   Deadlines falling on non-business days throughout this document shall be extended until the next business day(s).

   PAPER REPORTS:

   Monthly reports are due * days following the last day of the appointment month (i.e.--* appointments due *) for US survey efforts. For European MTFs, reports are due * following the last day of the appointment month.

   Note: Ability to meet dates is contingent on receiving all and complete data from MTFs by the * post the month of appointment data.

   -----------------------
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

   Reports on U.S. MTFs (* data collection cycles and * reporting periods)

   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *

   Reports on Europe MTFs (* data collection cycles and * reporting periods)

   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *
   * reports are due on *

   ELECTRONIC REPORTS:

   All raw response data must be segregated by month. Patient identifiable data has been purged in Task 10.

   MONTHLY -- Spreadsheets, database files with reports and raw data, distributed as defined in attachment.

   ANNUALLY -- Intermediate Commands and above receive the civilian benchmark data set.

   V.   Delivery Order Management

   Kathia Kennedy will be the United HealthCare Delivery Order Manager. She will provide technical management and liaison services with the government to ensure that all requirements are met. Ms. Kennedy reports to Ms. Lori McDougal, who serves as the United HealthCare-D/SIDDOMS Lot III Contract Manager.

   VI.  Level of Effort

   One work day is defined as 8 hours; one work week is defined as 40 hours.

        A.   Staffing


             Labor Category                     Hours

             Expert                               *
             Program Manager                      *
             Task Manager                         *
             Sr. Systems Analyst                  *
             Systems Analyst                      *
             Clerical                             *

             TOTAL DIRECT LABOR HOURS           *

   _______________________
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

   VII. Proprietary Information Statement

   The government will retain rights to all intellectual property produced in the course of developing, deploying, conducting and reporting the survey. We will negotiate agreements with commercial system vendors relating to non-disclosure of vendor-proprietary information.

   The subcontractor, National Research Corporation (NRC), will provide the HealthCare Market Guide Report Card Series benchmark data and the Report Card System software for Government use to compare performance against civilian benchmarks. This information was developed exclusively at private expense and is confidential and proprietary to National Research Corporation. National Research Corporation grants the Government only Limited right to this information and retains the rights to license the information and does not transfer any ownership right of the benchmark data or the Report Card System software. National Research Corporation also retains all rights to the original format of the questionnaire, including the original questions, and original format of the Action Plan Report Card, which were developed exclusively at private expense, and is granting only the rights to the modified versions of these documents that were prepared specifically for this project.

   VIII.     Security Requirements

   Classified materials or locations are not associated with this order. All data, which could be construed as being covered by the Privacy Act, will be protected accordingly and is releasable only to organizations within the Department of Defense as designated by the Task Manager. Media with Privacy Act information including result data will be stored in cabinets or storage areas when not being used and are placed in a locked container or space within a building that is secured after hours. Only authorized personnel who have received Privacy Act training are permitted access to information in the system.

   IX.  Place of Performance

   The place of performance for this delivery order will be at designated United HealthCare and subcontractor's facilities.

                                  APPENDIX E-1

                         ORDER FOR SUPPLIES OR SERVICES
                (Contractor must submit four copies of invoice.)

   Public reporting burden for this collection of information is estimates to average 1 hour per response, including the time for reviewing instructions, searching existing data sources, gathering and maintaining the data needed, and completing and reviewing the collection of information. Send comments regarding this burden estimate or any other aspect of this collection of information including suggestions for reducing this burden, to Department of Defense, Washington Headquarters Services, Directorate for Information Operations and Reports, 1215 Jefferson Davis Highway, Suite 1204, Arlington, VA 22202-4302, and to the Office of Management and Budget, Paperwork Reduction Project (0704-0187), Washington, DC 20503.

          PLEASE DO NOT RETURN YOUR FORM TO EITHER OF THESE ADDRESSES.
              SEND YOUR COMPLETED FORM TO THE PROCUREMENT OFFICIAL
                              IDENTIFIED IN ITEM 6.

   1.   Contract/Purch Order No.

        DASW01-95-D-0029

   2.   Delivery Order No.

        0011

   3.   Date of Order

        97DEC19

   4.   Requisition/Purch Request No.

        HT0003-7311-2002

   5.   Priority

        S10

   6.   Issued By      Code - W74V8H

        DEFENSE SUPPLY SERVICE - WASHINGTON
        5200 Army Pentagon
        Room 1D245 Pentagon
        Washington, D.C.  20310-5200
        Kathy Jones XOJ (703) 681-6372

   7.   Administered by (If other than 6)       Code - S2401A

        DCMAO Twin Cities
        3001 Metro Drive
        Bloomington, MN  55425-1573

   8.   Delivery FOB

        DEST

   9.   Contractor - Vender Id:  00011849  Code - 02XQ3   FACILITY CODE [_]

        United Healthcare Corporation
        9900 Bren Road East
        Minnetonka, MN  55143

   10.  Deliver to FOB Point By (Date)

        [Blank]

   11.  Mark if Business Is

        [Blank]

   12.  Discount Terms

        0% 00 Days Net 030

   13.  Mail Invoices To

        See Block 15

   14.  Ship To      Code - [Blank]

        DASW0195D0029

   15.  Payment Will Be Made By  Code - S2603A

        DFAS COLUMBUS CENTER
        Gateway Contract Acctg Div
        P. O. Box 192251
        Columbus, OH  43218-2251

   16.  Type of Order

        Delivery - This delivery order is issues on another Government agency or in accordance with and subject to terms and conditions of above numbered contract.

   17.  Accounting and Appropriation Data/Local Use

        AA:9780130.1884 8623 2522 (APC:  95L5) 012123 DRAC 82002
        Award Oblig Amt US$ 3,286,164.00

   18.  Item No.

        [Blank]

   19.  Schedule of Supplies/Service

        Contractor shall provide services for the tasking "Customer Satisfaction Survey". Svcs shall be IAW task statement and accepted change per UHC's tech/cost proposal dtd Dec 9, 1997, copies of which are in possession of both parties. Verbal authorization to commence work on 14 Nov 97. Period of performance is 14 Nov through 30 Oct 98.

        SEE CONTINUATION SHEET

   20.  Quantity Ordered/Accepted

        [Blank]

   21.  Unit

        [Blank]

   22.  Unit Price

        [Blank]

   23.  Amount

        [Blank]

   24.  United States of America

        By:  Angela R. Harris
             Contracting/Ordering Officer

   25.  Total

        $3,286,164.00

   26.  Quantity in Column 20 Has Been

        [Blank]

   27.  Ship No.

        [Blank]

   28.  D.O. Voucher No.

        [Blank]

   29.  Differences

        [Blank]

   30.  Initials

        [Blank]

   31.  Payment

        [Blank]

   32.  Paid By

        [Blank]

   33.  Amount Verified Correct For

        [Blank]

   34.  Check Number

        [Blank]

   35.  Bill of Lading No.

        [Blank]

   36.  I certify this account is correct and proper for payment

        [Blank]

   37.  Received At

        [Blank]

   38.  Received By

        [Blank]

   39.  Date Received (YYMMMDD)

        [Blank]

   40.  Tot. Containers

        [Blank]

   41.  S/R Account Number

        [Blank]

   42.  S/R Voucher No.

        [Blank]

                                  APPENDIX E-2

   UNITEDhealthcare

   DASW01-95-0029

   Issued By:
   United HealthCare
   P.O. Box 1459
   MN008-W125
   Minneapolis, MN  55440-1459

                         Subcontract Take Order No. 0011

        This is Subcontract Take Order No. 0011, issued to National Research Corporation, for assistance in performance of Prime Contract Delivery Order No. 0011. The following specifications are material to performance and delivery under this work assignment:

   a)   Description of the work to be performed

        The Subcontractor, NRC, shall provide services in accordance with the Technical Proposal titled "Customer Satisfaction Survey", a copy of which is in possession of both parties. NRC, with input from UCH and the DoD, will be responsible for design/formatting of the survey instrument and design/formatting of the reporting format for all levels. NRC provides all materials and performs all activities related to the mailing, processing of the surveys and reporting of results. NRC's involvement includes:

        -    The use of NRC's personalized 11"x17" survey (approximately
             * questions) with integrated cover letter and one common logo for all MTFs. Survey instrument should focus on patient satisfaction with their clinic visit and with their experience obtaining that appointment.

        ---------------------
             * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.


        -    Electronic data entry using image scanners.

        - * First class mail is to be used insuring that maximum U.S. Postal Service discounts are obtained via appropriate sorting, bundling and bar coding.

        -    *

        -    *

        -    *

        --------------------
             * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

        - Development of a one-page, graphical, standard individual clinic report format to be reviewed and finalized within the MHSS. Individual clinic reports will be aggregated for higher levels of management (MTFs, Air Force Command, Navy Commands, Army Commands, Service Surgeon Generals, Lead Agents and Health Affairs) and include copies of subordinate reports as detailed in the attachment. Reports will indicate name of facility/clinic surveyed and the sample size. The reports will compare the facility/clinic against itself from the last reporting period other clinics within the same community, hospital or MTF, overall MHSS wide averages, and civilian HMOs. The reports will present scores from individual questions, composite scales scores and overall ratings, such as likelihood to recommend hospital/clinic. Individual reports will show trending information. NRC will mail these reports directly to the MTF Commanders and designated higher levels. An excel spreadsheet will be provided to Health Affairs which contains tabular data provided in all levels of reports; this file will be sent with routine report package to Health Affairs.

        - Integration of local benchmark data from the 1997 NRC Healthcare Market Guide Report Card Series.

        - NRC will reproduce customized surveys including the name of the MTF, name of the clinic, and date of the patient's visit. NRC will purge all patient/sponsor and provider identifying data (IEN, social security numbers, name, address, provider ssn, provider names) from the records *.

        ---------------------
             * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

        - NRC will process the completed surveys after they are turned. NRC will be prepared to maintain at least five years of data, and maintain all data in standard data format, such as SAS, DBT or SPSS portable. NRC will provide and mail copies of the raw patient response data in DBF file format, Adobe files of each applicable report, and a means score spreadsheet of the applicable reports via CD ROM to selected Health Affairs (HA), Service Surgeons General (SG), Lead Agent (LA), MAJCOM, Navy Command and MEDCOM personnel for individual analyses at the end of each survey cycle period. NRC will provide one additional copy of all raw patient response data in DBF file format via
             CD ROM to UHC.

        - NRC will provide and mail copies of the raw patient response data in Excel, Adobe files of the MTF report and corresponding clinic reports and a means score spreadsheet for that MTF and each of its respective clinics via 3.5" diskettes to the MTF Commanders. Each MTF mailing will include an MTF report, the individual clinic reports for that MTF, the written comments, and the raw patient response data in Excel on a 3.5" diskette and forward to UHC.

        - NRC will assist (where necessary) in the development of methods for electronic submission of monthly reports and designing an electronic summary report for the Health Affairs Web site.


        No raw data files will include provider names or provider specialty information until "System Notice" is approved, as notified by the Task Manager. Once approval is issued, provider information will be included ONLY on the MTF data files.

        Key Personnel - David Johnson, David Copper, Jonathan Boumstein, Michael Ackland, Robert Bergman, Michael Hayes and Marvin Lambie.

   b)   Period of Performance - From Date of 14 November 1997 to 10/30/98.

   c) Project Management - Kathia Kennedy will be the UHC Project Manager and point of contact for this delivery order.

   d)   Schedule of Deliverables
        - Provide one page Action Plan reports for the following: Maximum of * Individual Clinic Reports in any * period (* copy each);
             * MTF Reports (* copies each); * Service Branch Reports
             (* copies each); * Regional Reports (* copies each); * Air Force Command Reports (* copies each); * Army Command Reports
             (* copies each); * Navy Command Reports (* copies each);
             * Overall U.S. Summary Report (* copies each). Number of individual clinic and MTF reports are based upon quantity of valid records received from MTFs.

        ___________________
             * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

        - For European region, provide one page Action Plan reports for the following: Maximum of * Individual Clinic Reports (* copy each); * MTF Reports (* copies each); * Service Branch Reports (* copies each); * Regional Report (* copies each); * Air Force Command Report (* copies each); * Army Command Report (* copies each); * Navy Command Report (* copies each); * Overall Europe Summary Report (* copies each). Number of individual clinic and MTF reports are based upon quantity of valid records received from MTFs.

   Frequency of paper reports:

        Clinic Reports                               *
        MTF Reports                                  *
        Reports by Service SG                        *
        Reports by Intermediate Commands             *
        Reports by Region                            *
        Overall Summary Report                       *

   Due Date:

        Monthly reports are due * following the last day of the appointment month (i.e.--* appointments due *) for US survey efforts. For European MTFs, reports are due *s following the last day of the appointment month.

        Note: Ability to meet dates is contingent on receiving all and complete data from MTFs by the * post the month of appointment data.

   Reports on U.S. MTFs (* data collection cycles and * reporting periods)

        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *

   ---------------------
        * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

   Reports on Europe MTFs (* data collection cycles and * reporting periods)

        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *
        * reports are due on *

        - Copies of the raw patient response data in Flat ASCII Text via 3.5" diskettes with weights. MTF mailing will include an MTF report, the individual clinic reports for that MTF, the written comments, the raw patient response data in Flat ASCII Text, an Adobe file of MTF report and corresponding clinic reports, and a means score spreadsheet for that MTF and each of the Clinics on a 3.5" diskette and forward to MTF commanders directly.
             Frequency:     *

             Due dates:     same as above

        ----------------------
             * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

        - Reporting of the raw patient response data in DBT format file to all higher levels in CD ROM (i.e., Air Force Commanders, Army Commanders, Navy Commanders, Surgeon Generals, Lead Agents and Health Affairs). CD ROM will also contain Adobe files of applicable high level reports and corresponding breakout reports and a means score spreadsheet containing the same applicable information. Provide one copy of the HA CD ROM to UHC, as well.
             Frequency:     *

             Due dates:     same as above

        - Mailing of actual written comments to UHC, sorted by MTF, at the end of the project.

             Due Date: *, along with Action Plan Reports.
             Article 4, Reports and Deliverables, of the Subcontract should be referenced for all other reporting requirements of this task order.

   e)   Other Direct Costs/Travel

        See attachment - Phase III Pricing.
        -    Total allowable costs not to exceed *.

        ---------------------
             * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

   f)   Billing Instructions

        Billing instructions for this task order shall be as stated in Appendix B of the Subcontract except that Subcontractor may only utilize the "commercial pricing" option under Item C of Section II (Other Direct Costs) upon providing verification to UHC of their commercial market pricing comparisons to validate that equal or better pricing is offered to UHC/DOD than to their best client (other than UHC/DOD). In such a case, "Invoice Preparation" as stated in
        Section II of Appendix B will be substituted with the following:

             Other Direct Costs should include all items other than travel costs and should be identified, by line item, on a per unit basis consistent with the Subcontractor's cost proposal for this effort.

        NRC will provide auditable documentation verifying the number of surveys mailed out and processed, as well as any other documentation applicable to billing amounts. Proof of surveys mailed will be provided in the form of receipt(s) from the United States Postal Service.

                           Phase III Pricing - Revised

    UHC-DoD PRICING SPECS                                         766A
                                    *
       ____________________
       * Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.